Exhibit 99.2

Media Contact	June 29, 2007
Andy Brimmer, 205-410-2777

HEALTHSOUTH CLOSES PREVIOUSLY ANNOUNCED

TRANSACTION WITH TPG FOR SALE OF ITS SURGERY DIVISION

BIRMINGHAM, Ala. - HealthSouth Corporation (NYSE:HLS) announced today that it closed its previously announced transaction with TPG to purchase HealthSouth’s Surgery Division effective June 30, 2007.

HealthSouth’s Surgery Division is now Surgical Care Affiliates, a stand-alone surgical services company, comprised of a network of 137 outpatient surgery centers and three surgical hospitals, providing high quality surgical services to physicians and their patients across the country. The facilities are located in 35 states, with a concentration of centers in California, Texas, Florida, North Carolina, and Alabama.

“This is an important step in HealthSouth’s strategic plan to deleverage its balance sheet and reposition itself as a ‘pure-play,’ post-acute care provider. By reducing our long-term debt, we will be able to focus our resources on enhancing our preeminent position as the nation’s leader in inpatient rehabilitative care,” said HealthSouth President and CEO Jay Grinney. “We appreciate the dedication and professionalism displayed by the Surgery Division employees. We wish them continued success as they move forward as Surgical Care Affiliates under the financial sponsorship of TPG.”

This divestiture is part of HealthSouth's plan, announced in August 2006, to reposition the company as a “pure play” post-acute care provider with a focus on its Inpatient Rehabilitation Division. All of the proceeds from this transaction will be used to pay down debt.

About HealthSouth

HealthSouth is the nation’s largest provider of inpatient rehabilitation services. Operating in 27 states across the country and in Puerto Rico, HealthSouth serves more than 250,000 patients annually through its network of inpatient rehabilitation hospitals, long-term acute care hospitals, outpatient rehabilitation satellites, and home health agencies. HealthSouth strives to be the health care company of choice for its patients, employees, physicians and shareholders and can be found on the Web at www.healthsouth.com.

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